                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                            POCAHONTAS BANCORP, INC.
             ------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    730234101
             ------------------------------------------------------
                                 (CUSIP Number)

                             THOMAS L. SEIFERT, ESQ.
               515 MADISON AVENUE, SUITE 2600, NEW YORK, NY 10022
                                  212-310-0543
             ------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               SEPTEMBER 19, 2000
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of this Act (however, see the Notes).

CUSIP NO. 730234101                                           Page 2 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Drake Associates L.P.
                              13-3476514
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                                 WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                           55,000

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                             -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                      55,000
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                        -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                         55,000
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                         [ X ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              1.05%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                             PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 3 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Anglo American Security Fund L.P.
                              13-3316427
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                                 WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                                 3,400

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                                 -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                            3,400
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                            -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                               3,400
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                             0.06%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                            PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 4 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Aviation Services, L.P.
                                   11-3182441
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                                                WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                Illinois
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER
                                                                           2,500
   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER
 BENEFICIALLY                                                                -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER
 PERSON WITH                                                               2,500
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                                2,500
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              0.05%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                                                PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 5 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Diversified Long Term Growth Fund L.P.
                                   13-3470412
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                                                WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                Delaware
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER
                                                                           6,600
   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER
 BENEFICIALLY                                                                -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER
 PERSON WITH                                                               6,600
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                                6,600
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              0.13%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                                                PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 6 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Global Strategic Investment Holdings, Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                        British Virgin
                                                                 Islands
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                                  -0-

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                                -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                             -0-
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                           -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                                -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [    ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                          0.00%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                         CO

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 7 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           J.S. Grace, Jr. L.P.
                                13-3355102
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                           WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                       New York

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                              7,500

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                              -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                         7,500
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                         -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                            7,500
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                       [  X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                          0.14%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 8 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Lorraine Marie Grace L.P.
                           58-2223817
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                                  WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                                 7,500

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                                 -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                            7,500
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                            -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                               7,500
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              0.14%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                             PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 9 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sterling Grace Capital Management, L.P.
                              13-3354180
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                                 WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                                10,000

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                                 -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                           10,000
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                            -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                              10,000
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                             0.19%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                            PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 10 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Victoria Alice Grace L.P.
                             58-2223806
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                            WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                               7,500

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                               -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                          7,500
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                          -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                             7,500
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                       [  X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                        0.14%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                       PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 11 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Butterfield Trust (Bermuda) Limited as Trustee
               of Trust # 1487 FBO Lorraine G. Grace
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                             WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                         Bermuda

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                                 -0-

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                               -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                            -0-
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                          -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                               -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [    ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                         0.00%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                        OO

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                         Page 12 of 27 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Butterfield Trust (Bermuda) Limited as Trustee
                       of Trust #1550 FBO Oliver R. Grace, Jr.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                                 WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                             [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                        Bermuda

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                              22,000

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                                -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                         22,000
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                           -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                             22,000
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                             0.42%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                            00

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 13 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              FS (1994) L.P.
                                11-3239125
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                                WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                                 2,926

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                                 -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                            2,926
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                            -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                               2,926
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                             0.06%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                            PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 14 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   OBX, Inc.
                                   11-3089277
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                                                WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                Delaware
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER
                                                                           7,500
   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER
 BENEFICIALLY                                                                -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER
 PERSON WITH                                                               7,500
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                                7,500
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              0.14%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                                                CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 15 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Butterfield Trust (Bermuda) Limited as Trustee
                        of the Anne Grace Kelly Trust 99
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                                                WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                Bermuda
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER
                                                                           6,900
   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER
 BENEFICIALLY                                                                -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER
 PERSON WITH                                                               6,900
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                                6,900
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              0.13%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                                                OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 16 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Butterfield Trust (Bermuda) Limited as Trustee
                        of the Gwendolyn Grace Trust 99
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                                                WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                Bermuda
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER
                                                                           6,900
   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER
 BENEFICIALLY                                                                -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER
 PERSON WITH                                                               6,900
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                                6,900
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              0.13%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                                                00
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 17 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Butterfield Trust (Bermuda) Limited as Trustee
                      of the Helen Grace Spenser Trust 99
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                                                WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                Bermuda
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER
                                                                           6,900
   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER
 BENEFICIALLY                                                                -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER
 PERSON WITH                                                               6,900
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                                6,900
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              0.13%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                                                OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 18 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Butterfield Trust (Bermuda) Limited as Trustee
                   Of the John S. Grace Trust 99
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                            WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                        Bermuda

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                               6,900

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                               -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                          6,900
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                          -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                             6,900
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                       [  X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                        0.13%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                       oo

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 19 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Butterfield Trust (Bermuda) Limited as Trustee
                 of the Lorraine L. Grace Trust 99
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*                                             WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION                         Bermuda

--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER                               6,900

   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER                               -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER                          6,900
 PERSON WITH
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                          -0-

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                             6,900
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                         0.13%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*                                        OO

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 20 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Butterfield Trust (Bermuda) Limited as Trustee
                      of the Oliver R. Grace, Jr. Trust 99
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                                                WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                Bermuda
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER
                                                                           6,900
   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER
 BENEFICIALLY                                                                -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER
 PERSON WITH                                                               6,900
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                                6,900
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              0.13%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                                                OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 21 of 27 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Butterfield Trust (Bermuda) Limited as Trustee
                       of the Ruth Grace Jervis Trust 99
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3.   S.E.C. USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                                                WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [    ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                Bermuda
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER
                                                                           6,900
   NUMBER OF       -------------------------------------------------------------
    SHARES         8.   SHARED VOTING POWER
 BENEFICIALLY                                                                -0-
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     9.   SOLE DISPOSITIVE POWER
 PERSON WITH                                                               6,900
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON                                                6,900
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (11) EXCLUDES CERTAIN SHARES*                                        [ X  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11)                                                              0.13%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                                                 OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 22 of 27 Pages


         This filing is Amendment Number 2 to the Schedule 13D filed on June 22, 1998, which is incorporated herein by reference. Amendment Number 1 was filed on April 30, 1999 and is incorporated herein by reference.


ITEM 2. IDENTITY AND BACKGROUND

         Item 2 is hereby amended to include the following:

         (e) Global Strategic Investment Holdings, Inc. ("Global") sold all of its shares in the Issuer.

         (j) Butterfield Trust (Bermuda) Limited ("Butterfield") is filing this statement as the trustee of trusts for the benefit of Anne Grace Kelly, Gwendolyn Grace, Helen Grace Spencer, John S. Grace, Lorraine G. Grace, Lorraine
L. Grace, Oliver R. Grace, Jr., and Ruth Grace Jervis. Butterfield is a Bermuda Trust Corporation with its principal business address at Rosebank Centre, 11 Bermudiana Road, Pembroke, Bermuda.

         Peter C. Scull, a British citizen and a resident of Bermuda, is a Vice President of Butterfield. Peter C. Scull's principal business address is c/o Butterfield Trust (Bermuda) Limited, Rosebank Centre, 11 Bermudiana Road, Pembroke, Bermuda.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Item 3 is hereby amended to include the following:

         On October 21, 1999, certain assets beneficially owned by Butterfield Trust # 1487 FBO Lorraine G. Grace, including without limitation the 145,367 shares of Issuer reported in Registrants' Schedule 13D Amendment Number 1, representing Trust # 1487's entire holding in the shares of the Issuer, were distributed equally to seven new trusts of which Butterfield is also trustee. These seven new trusts are styled as follows:

     a. Butterfield Trust (Bermuda) Limited as Trustee of the Anne Grace Kelly Trust 99,

     b. Butterfield Trust (Bermuda) Limited as Trustee of the Gwendolyn Grace Trust 99,

     c. Butterfield Trust (Bermuda) Limited as Trustee of the Helen Grace Spenser Trust 99,

     d. Butterfield Trust (Bermuda) Limited as Trustee of the John S. Grace Trust 99,

     e. Butterfield Trust (Bermuda) Limited as Trustee of the Lorraine L. Grace Trust 99,

CUSIP NO. 730234101                                          Page 23 of 27 Pages


     f. Butterfield Trust (Bermuda) Limited as Trustee of the Oliver R. Grace, Jr. Trust 99, and

     g. Butterfield Trust (Bermuda) Limited as Trustee of the Ruth Grace Jervis Trust 99.

         Lorraine G. Grace is the mother of Gwendolyn Grace, John S. Grace and Oliver R. Grace, Jr., and the step-mother of Anne Grace Kelly, Helen Grace Spencer, Lorraine L. Grace and Ruth Grace Jervis.



ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         Item 5 is hereby amended as follows:

         According to Issuer's Form 10-Q for the period ended June 30, 2000, Issuer had 5,244,757 shares issued and outstanding on June 30, 2000.

         (a) The Registrants beneficially own an aggregate of 190,724 shares, representing approximately 3.64% of the shares issued and outstanding. Reference is made to the second cover pages attached hereto for the number of shares beneficially owned by each of the Registrants.

         (b) The Registrants have the sole power to vote or to direct the vote and sole power to dispose or to direct to dispose 190,724 shares indicated in
Item 5(a). Reference is made to each of the second cover pages for the number of shares in respect of each Registrant.

         (c) Within the past 60 days Registrants have sold shares in the amounts and at the per share prices set forth on the table below. All of such transactions took place in the open market.

CUSIP NO. 730234101                                          Page 24 of 27 Pages


                                              Amount of      Price
                                                Shares        Per      Aggregate
        Seller                  Date             Sold        Share       Price
---------------------         --------        ---------     --------   ---------
Anglo                         09/19/00          6,600       $   7.97    $ 52,594

Aviation                      09/19/00          5,000       $   7.97    $ 39,844

Diversified                   09/19/00         13,400       $   7.97    $106,781

Drake                         09/19/00        110,612       $   7.97    $881,439

FSLP                          09/19/00          4,074       $   7.97    $ 32,465

Global                        09/07/00         10,000       $   7.75    $ 77,497
                              09/11/00          5,000       $   7.75    $ 38,749
                              09/12/00         10,000       $   7.75    $ 77,497

Butterfield Trusts
   # 1550                     09/19/00         43,245       $   7.97    $344,609
   FBO A.G. Kelly             09/19/00         13,867       $   7.97    $110,503
   FBO G. Grace               09/19/00         13,867       $   7.97    $110,513
   FBO H.G. Spencer           09/19/00         13,867       $   7.97    $110,513
   FBO J.S. Grace             09/19/00         13,867       $   7.97    $110,513
   FBO L.L. Grace             09/19/00         13,867       $   7.97    $110,513
   FBO O.R. Grace, Jr         09/19/00         13,867       $   7.97    $110,513
   FBO R.G. Jervis            09/19/00         13,867       $   7.97    $110,513


         (e) As a result of the transactions reported in Item 5(c) above, Registrants ceased to be the beneficial owners of shares of common stock of Issuer equal, in the aggregate, to five percent of the total number issued and outstanding on September 19, 2000.

CUSIP NO. 730234101                                          Page 25 of 27 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: Sept. 22, 2000             DRAKE ASSOCIATES, L.P.

                                  By: /S/ JOHN S. GRACE
                                     ------------------------------------
                                     Name:  John S. Grace
                                     Title: Chairman, Associated Asset
                                            Management, Inc., its
                                            General Partner


Dated: Sept. 22, 2000             ANGLO AMERICAN SECURITY FUND L.P.

                                  By: /S/ JOHN S. GRACE
                                     ------------------------------------
                                     Name:  John S. Grace
                                     Title: General Partner


Dated: Sept. 22, 2000             AVIATION SERVICES, L.P.

                                  By: /S/ LOLA N. GRACE
                                     ------------------------------------
                                     Name:  Lola N. Grace
                                     Title: General Partner


Dated: Sept. 22, 2000             DIVERSIFIED LONG TERM GROWTH FUND L.P.

                                  By: /S/ JOHN S. GRACE
                                     ------------------------------------
                                     Name:  John S. Grace
                                     Title: Chairman, Associated Asset
                                            Management, Inc., its
                                            General Partner

CUSIP No. 730234101                                          Page 26 of 27 Pages


Dated: Sept. 22, 2000             GLOBAL STRATEGIC INVESTMENT HOLDINGS,
                                  INC.

                                  By: /S/ KEN MORGAN
                                     ------------------------------------
                                     Name:  Ken Morgan
                                     Title: Executive Officer of
                                            Woodbourne Corporation (BVI)
                                            Ltd., its Director


Dated: Sept. 22, 2000             J. S. GRACE, JR. L.P.

                                  By: /S/ JOHN S. GRACE
                                     ------------------------------------
                                     Name:  John S. Grace
                                     Title: President, John S. Grace, Jr.,
                                            Inc., its General Partner


Dated: Sept. 22, 2000             LORRAINE MARIE GRACE L.P.

                                  By: /S/ JOHN S. GRACE
                                     ------------------------------------
                                     Name:  John S. Grace
                                     Title: President, Lorraine Marie
                                            Grace, Inc., its General
                                            Partner


Dated: Sept. 22, 2000             STERLING GRACE CAPITAL MANAGEMENT, L.P.

                                  By: /S/ JOHN S. GRACE
                                     ------------------------------------
                                     Name:  John S. Grace
                                     Title: President, Sterling Grace
                                            Corp., its General Partner


Dated: Sept. 22, 2000             VICTORIA ALICE GRACE, L.P.

                                  By: /S/ JOHN S. GRACE
                                     ------------------------------------
                                     Name:  John S. Grace
                                     Title: President, Victoria Alice
                                            Grace, Inc., its General
                                            Partner

CUSIP No. 730234101                                          Page 27 of 27 Pages


Dated: Sept. 22, 2000             BUTTERFIELD TRUST (BERMUDA) LIMITED
                                  AS TRUSTEE OF THE FOLLOWING TRUSTS:
                                  - TRUST # 1487 FBO LORRAINE G. GRACE
                                  - TRUST # 1550 FBO OLIVER R. GRACE, JR.,
                                  - THE ANNE GRACE KELLY TRUST 99,
                                  - THE GWENDOLYN GRACE TRUST 99,
                                  - THE HELEN GRACE SPENCER TRUST 99,
                                  - THE JOHN S. GRACE TRUST 99,
                                  - THE LORRAINE L. GRACE TRUST 99,
                                  - THE OLIVER R. GRACE, JR. TRUST 99,
                                  - THE RUTH GRACE JERVIS TRUST 99

                                  By: /S/ PETER C. SCULL
                                     ------------------------------------
                                     Name: Peter C. Scull
                                     Title: Vice President


Dated: Sept. 22, 2000             FS (1994) L.P.

                                  By: /S/ OLIVER R. GRACE, JR.
                                     ------------------------------------
                                     Name:  Oliver R. Grace, Jr.
                                     Title: President, Frank's Sports
                                            Corp., its General Partner


Dated: Sept. 22, 2000             OBX, INC.

                                  By: /S/ OLIVER R. GRACE, JR.
                                     ------------------------------------
                                     Name:  Oliver R. Grace, Jr.
                                     Title: President